Exhibit 5.1
[Letterhead of Thompson Hine LLP]

May 16, 2011

Palatin Technologies, Inc.
4C Cedar Brook Drive
Cranbury, New Jersey 08512

Re:	Palatin Technologies, Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Palatin Technologies, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing of a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended, with respect to the offering and sale of 21,575,000 shares of the Company's common stock, par value $0.01 per share (the "Shares").

Item 601 of Regulation S-K and the instructions to Form S-3 require that an opinion of counsel concerning the legality of the securities to be registered be filed as an exhibit to a Form S-3 registration statement if the securities are original issue shares.  This opinion is provided in satisfaction of that requirement as it relates to the Registration Statement.

In rendering this opinion, we have examined the Registration Statement and such other records, instruments and documents as we have deemed advisable in order to render this opinion.  In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents.

As a result of the foregoing, we are of the opinion that the Shares are duly authorized and, when issued pursuant to the Registration Statement, paid for, and delivered by the Company, will be validly issued, fully paid and nonassessable.

The foregoing opinions are qualified to the extent that the enforceability of any document, instrument or the Shares may be limited by or subject to bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally, and general equitable or public policy principles.

In providing this opinion, we have relied as to certain matters on information obtained from public officials and officers of the Company.

Our opinion expressed above is limited to the General Corporation Laws of the State of Delaware, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.  To the extent that any applicable document is stated to be governed by the laws of another jurisdiction, we have assumed for purposes of this opinion that the laws of such jurisdiction are identical to the laws of the State of Delaware.

The information set forth herein is as of the date hereof.  We assume no obligation to supplement this opinion letter if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.  Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares or the Registration Statement.

Our opinion is intended solely for the benefit of the Company and its stockholders and may not be relied upon for any other purpose or by any other person or entity or made available to any other person or entity without our prior written consent, except that we hereby consent to being named in the Registration Statement, and in the prospectus related thereto, as counsel for the Company who has opined as to the legality of the Shares that are the subject of the Registration Statement.  We further consent to the use and filing of this opinion in connection with the Registration Statement.

Very truly yours,

/s/ Thompson Hine LLP

Thompson Hine LLP